Exhibit 99.1

Orsus Xelent Reports 2010 First Quarter Results

Generates Small Loss on Decreased Sales; Continues To Anticipate Reduction in Accounts Receivable and Improved Industry Conditions In Second Half of the Year

BEIJING—May 24, 2010 - Orsus Xelent Technologies, Inc. (NYSE Amex: ORS), a China-based designer and manufacturer of award-winning mobile phones for the Asian market, reported today it incurred a small loss in its first quarter ended March 31, 2010, reflecting continuing difficult market conditions, which led to a shrinkage in sales and gross margins compared with the same period last year.

As reported by the Company, net sales in the 2010 first quarter were $7,591,000 compared with $19,724,000 in the first quarter last year, a decline of 61.51%.  Gross margins in the first quarter this year declined to 7.85% from 15.68% in the year ago period.  Consequently, as compared with net income of $2,135,000, or $0.07 per share, in the first quarter last year, in this year’s first quarter the Company reported a net loss of $(454,000) or $(0.02) per share.

The Company attributed the decrease in 2010 first quarter sales and gross profit primarily to a decline in the number of anticipated large orders from major customers of its distributors which resulted in the sale of 57,000 cell phone units, compared with 266,000 cell phone units in the first quarter last year.  Further, following the industry trend, the Company’s sales in the period were primarily of its lower margin, lower and middle priced phones, mainly to rural customers.  Demand for the Company’s GSM phones declined, and the Company introduced only two new products in the 2010 quarter.  At the same time, competition in this market has continued to increase, as China’s telecom operators have focused on protecting their rural market share ahead of the future strengthening they anticipate in this market, as government policies to improve the living standards of rural households are applied.

Continuing To Pursue New Operating Strategy

Mr. Guoji Liu, CEO of the Company, stated, “Other factors affecting the domestic cell phone market at present include the lingering dampening effect of the global financial crisis on consumer purchasing, and the reorganization of the domestic telecom operators which continues to create a lag in market demand for high-margin products in particular.  In the period ahead, we see this continuing to some extent, but still believe the industry will be in an improved position as the year progresses.  The reorganization of industry carriers at some point should lead to further market development, and the new 3G technology also should begin to encourage buying activity.”  He stated further, “If these improvements materialize, we do see the opportunity for improved second half results through implementation of the operating strategy we have previously announced.”

According to the Company, the key elements of its operating strategy going forward include:

•
Safeguarding traditional sales channels and selling more of its feature rich GSM phones in traditional markets, while also exploiting the Company’s historic strength in creating telephone models that target specific customer needs;

•	Launching the Company’s own 3G products, and based on the strong relationships it has developed with the telecom carriers, creating a beneficial market share in this area;

•	Making selected acquisitions to strengthen the Company’s foundation and long term development with funds obtained from the capital markets.

Financials

The Company continued to operate with small amounts of cash during the quarter, and saw a further small increase in accounts receivable in the period to $85,370,000, which was its major current asset as of March 31, 2010.  The Company said it will continue to pursue efforts in the second quarter to reduce aged receivables, which have been accumulated almost entirely from its largest distributor.  As previously reported, on January 1, 2010, the Company signed a new contract with a third party guarantee company that guarantees all accounts receivable that are or may become outstanding from the Company’s largest distributor between January 1, 2010 and December 31, 2010.  Consequently, the Company reported that no allowance for doubtful accounts was accrued in the first quarter this year.

About Orsus Xelent Technologies, Inc.

Incorporated in the State of Delaware and headquartered in Beijing, China, Orsus Xelent Technologies, Inc. is an emerging designer and manufacturer of award-winning mobile phones for the Asian market, primarily the People's Republic of China ("PRC"). The Company's business encompasses the design of mobile phones, related digital circuits, and software development, and it is a recognized pioneer in mobile phone integration technology. It introduced the region's first wristwatch-style cellular phone, and it continues to break new ground with state-of-the-art phones that include advanced features such as fingerprint recognition and touch-screen displays. The Company also is focused on developing and marketing, under its Proxlink trademark, special application mobile phones for specialized users in a wide variety of professions in business and government. Since the Company's launch in 2004, it has established "Orsus" as a popular brand and achieved a significant share of the world's largest mobile phone market. It maintains more than 179 service call centers across the PRC, with additional offices in Shanghai, Hong Kong, Shenzhen, and Tianjin. For more information, please visit the Company's web site: www.orsus-xelent.com.

SEE ATTACHED TABLE

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

Contacts:

PRC:
Orsus Xelent Technologies, Inc.
Guoji Liu
CEO
Tel: 010-85653777
Fax: 010-85653666

US:
Ken Donenfeld
Tel: 212-402-7838
Fax: 646-381-9727

Orsus Xelent Technologies, Inc. and Subsidiaries
Consolidated Statements of Operation and Comprehensive Income
 (In thousands, except number of shares and per share data)

	Three months ended March 31,
	2010	2009
	(Unaudited)	(Unaudited)
Net sales	$7,591	19,724

Cost of sales	6,995	16,632

Gross profit	596	3,092

Operating expenses:
Selling expenses	41	123
General and administrative expenses	27	266
Research and development expenses	5	17
Depreciation and amortization	8	23
Allowance for doubtful accounts	(251)	-

Income from operations	766	2,663

Other income/(expenses)
Interest expense	(213)	(222)
Other (expenses)/income, net	(1,252)	17

(Loss)/income before income tax expense	(699)	2,458

Income tax (expenses)/benefit
Current tax expense	-	(323)
Deferred taxes benefit	245	-

Net (loss)/income	(454)	2,135

Other comprehensive income
Foreign currency translation adjustment	8	64

Comprehensive (loss)/income	$(446)	2,199
(Loss)/Earnings per share:
Basic and diluted	$(0.02)	$0.07

Weighted average number of common shares outstanding – basic and diluted	29,756,000	29,756,000